EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Investor Relations:

Brinlea Johnson or Chris Danne

212-551-1453

brinlea@blueshirtgroup.com or chris@blueshirtgroup.com

drugstore.com, inc. Reports Results for the First Quarter of 2008

- Company Delivers Record Quarterly Net Revenues and Strong Gross Margins of 24%, Up 150 Basis Points Year-Over-Year

- Key Internal Promotions, New Senior Director of Operations and Resignation of There du Pont Announced

BELLEVUE, WA – May 5, 2008—drugstore.com, inc. (NASDAQ: DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced its financial results for the first quarter ended March 30, 2008. The company reported record quarterly net sales of $120.6 million, up 10% year-over-year and driven by over-the-counter (OTC) order growth, and a net loss of $2.7 million, or $0.03 per share. The company achieved strong gross margins of 24.0% and positive adjusted EBITDA of $2.0 million, an improvement of approximately $900,000 from the first quarter of 2007. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense.

“The first quarter of 2008 demonstrates that we are executing on our strategy—delivering core OTC [1] sales growth of 15.5%, growing Beauty.com 38% year-over-year while expanding overall gross margins by 150 basis points year-over-year,” said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. “We believe our revenue growth was ahead of current ecommerce trends in OTC and prestige beauty, offering evidence that we can drive growth even in a tougher economic environment without sacrificing margin. Additionally, we are pleased with the benefits we are seeing from our improved operational efficiencies and grew contribution margin dollars 22% year-over-year, exceeding $20.0 million for the first time in company history. Based on growing sales and expanding margins, we reported positive adjusted EBITDA that almost doubled from the first quarter of 2007, despite investing over $1.3 million on our profitability initiatives.”

“Beauty.com remains key to our strategy and since the beginning of the year, we have added a record 31 new prestige brands compared to 50 brands in all of fiscal 2007. Profitability remains our top priority and we will continue to drive margin expansion and improve operational efficiencies throughout 2008- targeting to exit the year with gross margins above 26%, adjusted EBITDA margins between 5-6% and GAAP profitability for the full year,” concluded Ms. Lepore.

The Company also announced today that chief financial officer, There du Pont will be resigning to run a private foundation effective May 29. Mr. du Pont will continue as a consultant for the company until the end of August. To replace Mr. du Pont, drugstore.com is promoting two senior financial executives effective May 29, 2008—Rob Potter, current Vice President, Chief Accountant, will be Vice President, Chief Accounting Officer and Tracy Wright, current Vice President of Financial Planning and Analysis, will be Vice President, Chief Finance Officer.

“Rob and Tracy have each been with drugstore.com over four years and have stepped up to spearhead the finance team,” explained Ms. Lepore. “They share over 34 years of combined corporate finance experience and I feel very confident that they are the right team to lead our finance organization. We have also recently hired Jon Axelsson from Wawa, Inc. who brings over 20 years of experience in warehousing and transportation operations, to take over There’s operational responsibilities and to continue to drive margin improvement. Jon has an impressive background from Wawa, Federal Express, UPS, and QVC, and will serve as Senior Director of Operations. We thank There for his contributions and wish him success in his new role.”

GAAP net loss for the first quarter of 2008 was $2.7 million, or $0.03 per share, compared to a net loss of $3.8 million, or $0.04 per share, for the first quarter of 2007. The first quarter losses include $2.1 million and $2.4 million, in non-cash stock-based compensation expense for 2008 and 2007, respectively.

Outlook for Second Quarter 2008 and Revised 2008 Outlook

For the second quarter of 2008, the company is targeting net sales in the range of $118.0 million to $122.0 million, net loss in the range of $2.0 million to $3.0 million, and adjusted EBITDA in the range of $2.0 million to $3.0 million. Second quarter adjusted EBITDA guidance includes a $1.0 million in consulting services associated with profitability initiatives, which will result in improved margins throughout the remainder of 2008.

Due to a challenging economic environment, drugstore.com is revising initial fiscal year 2008 guidance. The company is now targeting net sales in the range of $490.0 million to $500.0 million, net income (loss) in the range of $(3.0) million to $1.0 million, and adjusted EBITDA in the range of $16.0 million to $20.0 million.

Financial and Operational Highlights for the First Quarter of 2008

(All comparisons are made to the first quarter of 2007)

Key Financial Highlights:

•	Gross margins for the quarter increased 150 basis points to 24.0%.

•	Total contribution margin dollars increased by over 22% for the quarter and exceeded $20.0 million for the first time in company history.

•	Total orders grew by nearly 8% to 1.6 million, while contribution margin dollars per order grew almost 14% to approximately $13.

•	Cash, cash equivalents and marketable securities were $34.7 million at quarter end.

Net Sales Summary:

•	Core OTC [1] revenues grew by approximately 16% to $64.4 million in the quarter. OTC net sales grew by over 15% to $64.9 million.

•	Vision net sales grew approximately 14% to $15.4 million.

•	Local pick-up pharmacy net sales were up approximately 6% to $28.1 million.

•	Mail-order pharmacy net sales were down to $12.3 million, while contribution margins dollars increased approximately 16%.

•

Average net sales per order were $76 for the quarter. Average net sales per order increased to $58 for OTC, grew 12% to $108 for vision, and were $106 for local pick-up pharmacy and $164 for mail-order pharmacy.

•	Net sales from repeat customers[2] represented 81% of net sales.

Key Customer Milestones:

•	We served approximately 374,000 new customers during the quarter, an 11% increase over the prior year.

•	We have now served nearly 10.2 million customers since inception.

•	The number of active customers [3] was 2.6 million.

1.	Core OTC net sales is a non-GAAP financial measure that excludes from OTC net sales the company’s Custom Nutrition Services (“CNS”) net sales. CNS sales are generated by sales of customized vitamins through the company’s CNS subsidiary. Prior to December 31, 2005, all CNS sales were recognized on a gross basis, net of promotional discounts, cancellations, rebates and returns allowances. Under the terms of the company’s December 31, 2005 fulfillment agreement with Weil Lifestyle, LLC (Weil), the company recognizes on a net basis the revenue associated with the fulfillment of customized vitamins sold through its fulfillment agreement with Weil. A reconciliation of OTC net sales to core OTC net sales is included in the financial data accompanying this press release.

2.	Net sales from repeat customers exclude Weil-related CNS net sales and reflect only the activity of customers making purchases through the Web sites of drugstore.com and its subsidiaries.

3.	Active customer base reflects those customers who have purchased at least once within the last 12 months. Both the active customer base (a trailing 12-month number) and average annual spend per active customer exclude net sales and orders generated by the company’s CNS fulfillment relationship with Weil, and reflect only the activity of customers making purchases through the Web sites of drugstore.com and its subsidiaries.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com, inc. quarterly conference call on May 5, 2008 at 5:00 p.m. ET (2:00 p.m. PT). To participate, callers should dial 800-240-6709 (international callers should dial 303-262-2141) five minutes beforehand. Investors may also listen to the conference call live at http://investor.drugstore.com/, by clicking on the “audio” hyperlink. A replay of the call will be available through Wednesday, May 7, 2008 by dialing 800-405-2236 (enter pass code 11112232#) or internationally at 303-590-3000 (enter pass code 11112232#) beginning two hours after completion of the call.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expenses, adjusted to exclude the impact of stock-based compensation expense. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s current financial performance. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results. In addition, because drugstore.com, inc. has historically provided adjusted EBITDA measures to investors, management believes that including adjusted EBITDA measures provides consistency in the company’s financial reporting. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net income/loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to adjusted EBITDA. A reconciliation of adjusted EBITDA to net income/loss is included with the financial statements attached to this release.

drugstore.com, inc. also uses non-GAAP measures in which CNS sales are excluded from OTC segment sales data. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s financial performance in the OTC segment. Management believes that these reporting metrics provide useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results in the OTC segment. By excluding CNS sales from OTC sales data, the company can more effectively assess the buying behavior of, and the company’s financial performance with respect to, its own core OTC customers (those customers making nonprescription purchases through Web sites owned by drugstore.com, inc. and its subsidiaries). However, these non-GAAP measures should not be considered in isolation, or as a substitute for, or as superior to, OTC segment sales data prepared in accordance with GAAP, or as a measure of the company’s overall performance in the OTC segment. OTC segment sales measures are the closest financial measures prepared by the company in accordance with GAAP in terms of comparability to OTC segment sales measures that exclude CNS sales.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online provider of health, beauty, vision, and pharmacy products. Our portfolio of brands includes: drugstore.com™, Beauty.com™ and VisionDirect.com™. All are accessible from http://www.drugstore.com and provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 30,000 products at competitive prices.

The drugstore.com pharmacy is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “target,” “expect,” “believe,” “may,” “will,” “focus,” “continue,” “would,” “should,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, changes in consumer spending, fluctuations in the stock market, changes affecting the Internet, online retailing and advertising, difficulties establishing our brand, and building a critical mass of customers, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, possible tax liabilities relating to the collection of sales tax, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, changes in senior management, risks related to systems interruptions, possible governmental regulation and the ability to manage a growing business. Additional information regarding factors that potentially could affect the business, financial condition and operating results of drugstore.com, inc. is included in the company’s periodic filings with the SEC on Forms 10-K, 10-Q and 8-K. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.